Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-277445, No. 333-264788, No. 333-188512, and No. 333-67535) and Form S-3 (No. 333-30497, No. 333-60877, and No. 333-283895) of C&F Financial Corporation of our reports, dated March 3, 2026, relating to the consolidated financial statements and internal control over financial reporting, appearing in this Annual Report on Form 10-K of C&F Financial Corporation for the year ended December 31, 2025.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

March 3, 2026